Filed Pursuant to Rule 433
Registration No. 333-133007
September 12, 2008
HSBC USA INC.
$[●]
Auto-Callable Contingent Coupon Notes
Linked to the S&P 500® Index
FREE WRITING PROSPECTUS
(To Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007,
and Prospectus Addendum dated December 12, 2007)

The terms and conditions relating to the offering set forth in this free writing prospectus shall supersede the terms and conditions set forth in another free writing prospectus dated September 11, 2008 relating to the same offering previously filed with the Securities and Exchange Commission. Terms used in this free writing prospectus are described or defined in the prospectus supplement and prospectus. The notes offered will have the terms described in the prospectus supplement and prospectus. The notes are not principal protected, and you may lose some or all of your investment.

The reference asset identified below represents a single notes offering. The purchaser of a note will acquire a security linked to a single reference asset and a single reference rate. Although the offering relates to a reference asset and a reference rate, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to that reference asset and reference rate or as to the suitability of an investment in the related notes. The following key terms relate to the notes offering:

Reference Asset (TICKER)	Index Starting Level	Contingent Protection Level	Coupon Trigger Level	Agent’s Discount or Commission per Note / Total (1)	Proceeds to Us per Note / Total (2)	CUSIP / ISIN	Final Valuation Date (3)
S&P 500® Index (SPX)	[●]	[●] (equal to 60% of the index starting level)	[●] (equal to 80% of the index starting level)	TBD	TBD	4042K0TC9 / [●]	September 26, 2011
(1) Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission per Note / Total,” above.
(2) Proceeds to us may vary but will be no less than the amount listed in “Proceeds to Us per Note / Total,” above.
(3) The final valuation date is subject to adjustment as described herein.

•	Issuer:	HSBC USA Inc.
•	Principal Amount:	$1,000 per note.
•	Pricing Date:	September 25, 2008.
•	Original Issue Date:	September 30, 2008.
•	Maturity Date:	3 business days after the final valuation date and is expected to be September 29, 2011. The maturity date is subject to adjustment as described herein.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:
If the notes have not been redeemed early pursuant to the auto redemption feature, including auto redemption on the maturity date, you will receive a cash payment on the maturity date, per note, as described below:

-  If the index ending level is greater than or equal to the contingent protection level, you will receive an amount per note equal to 100% of the principal amount, in addition to any coupon that you may receive pursuant to the contingent coupon feature; or

-  If the index ending level is less than the contingent protection level, you will lose 1% of the principal amount for each percentage point that the index return is less than zero. For example, if the index return is -50%, you will suffer a 50% loss and receive 50% of the principal amount. In this case, you will be fully exposed to any decline in the level of the index over the term of the notes and you could lose all of your investment.

•	Index Return:	The quotient, expressed as a percentage, of (i) the index ending level minus the index starting level divided by (ii) the index starting level. Expressed as a formula:

•	Index Level:
The index level on any date of determination will be the closing level of the reference asset as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “SPX <INDEX>”.

•	Index Starting Level:	[●], representing the index level as determined by the calculation agent on the pricing date.
•	Index Ending Level:	The index level as determined by the calculation agent on the final valuation date.
•	Contingent Coupon Feature:
On each payment date, if the notes have not previously been redeemed pursuant to the auto redemption feature, you will receive the contingent coupon if the index level as of the immediately preceding valuation date is greater than or equal to the coupon trigger level.

•	Contingent Coupon:
As of any payment date, an amount per note equal to the product of (i) the principal amount of the note multiplied by (ii) the reference rate as of the valuation date immediately preceding the prior payment date (or, in the case of the first payment date, the reference rate as of the trade date).

•	Reference Rate:
The London interbank offered rate (British Banker’s Association) for deposits in U.S. dollars for a period of three months commencing as of such date of determination (“3-Month USD LIBOR”), which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, as of any date of determination, plus 3.00%. The reference rate is calculated per annum on a 30/360 day count basis.

•	Auto Redemption Feature:
The notes will be subject to early redemption on each payment date if the index level on the immediately preceding valuation date is greater than or equal to the index starting level. In the event that the notes are redeemed pursuant to the auto redemption feature, you will receive an amount, per note, equal to 100% of the principal amount (in addition to the contingent coupon for such payment date). In the event that your notes are redeemed early pursuant to the auto redemption feature, you will not be entitled to any additional payments and will not receive the cash settlement value at maturity.

•	Valuation Dates:
Quarterly, as of the 25th calendar day of each December, March, June and September, beginning on, and including, December 25, 2008 and ending on, and including, September 26, 2011 (the final valuation date). Valuation dates are subject to adjustment as described herein.

•	Payment Dates:
The third business day following each valuation date, beginning on, and including, December 31, 2008 and ending on, and including, September 29, 2011 (the maturity date), provided that, in the event a valuation date is postponed, the corresponding payment date shall also be postponed until the third business day following such postponed valuation date.

•	Form of Notes:	Book-Entry.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-6 of this document and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this free writing prospectus in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.
We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC. September 12, 2008

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the reference asset and reference rate identified on the cover page. The purchaser of a note will acquire a security linked to a single reference asset and a reference rate. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference asset and reference rate identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset, any stocks underlying the reference asset, the reference rate, or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, and the prospectus addendum of December 12, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-6 of this free writing prospectus and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. (rated Aa3 by Moody’s Investors Services Limited and AA- by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.).*

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement, and a prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not indicative of the market risk associated with the notes or the reference asset or reference rate, nor is it a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as level of the reference asset as of each valuation date, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the notes.

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Payment at Maturity

On the maturity date, for each note, if the notes have not been redeemed early pursuant to the auto redemption feature, including auto redemption on the maturity date, we will pay you the cash settlement value, which is an amount in cash, as described below:

•
If the index ending level is greater than or equal to the contingent protection level, you will receive an amount per note equal to 100% of the principal amount, in addition to any coupon that you may receive pursuant to the contingent coupon feature; or

•
If the index ending level is less than the contingent protection level, you will lose 1% of the principal amount for each percentage point that the index return is less than zero. For example, if the index return is -50%, you will suffer a 50% loss and receive 50% of the principal amount. In this case, you will be fully exposed to any decline in the level of the index over the term of the notes and you could lose all of your investment.

Auto Redemption Feature

The notes will be subject to early redemption on each payment date if the index level on the immediately preceding valuation date is greater than or equal to the index starting level. In the event that the notes are redeemed pursuant to the auto redemption feature, you will receive an amount, per note, equal to 100% of the principal amount (in addition to the contingent coupon for such payment date pursuant to the contingent coupon feature). In the event that your notes are redeemed early pursuant to the auto redemption feature, you will not be entitled to any additional payments and will not receive the cash settlement value at maturity.

Contingent Coupon Feature

On each payment date, if the notes have not previously been redeemed pursuant to the auto redemption feature, you will receive the contingent coupon if the index level as of the immediately preceding valuation date is greater than or equal to the coupon trigger level.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings for each offering of notes.

Market Disruption Event

If a valuation date or the final valuation date is not a scheduled trading day, then such valuation date or the final valuation date, respectively, will be the next scheduled trading day. If a market disruption event (as defined below) exists on a valuation date or the final valuation date, then such valuation date or the final valuation date, respectively, will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to a valuation date or the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will be a valuation date or the final valuation date (as applicable), and the calculation agent will determine the index level on that date by means of the formula for and method of calculating the index which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the reference asset (or if an event giving rise to a market disruption event has occurred with respect to a stock in reference asset on that fifth scheduled trading day, its good faith estimate of the value for that stock). If a valuation date is postponed, then the corresponding payment date will also be postponed until the third business day following such postponed valuation date. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.

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“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any stock included in the reference asset or (B) in futures or options contracts relating to the reference asset on any related exchange; or

(ii) any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any stock included in the reference asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset on any applicable related exchange; or

(iii) the closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on the exchange and (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the reference asset.

“Relevant exchange” means the primary exchange or quotation system for any stock then included in the reference asset.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for their respective regular trading sessions.

Determination of the Reference Rate

As of any date of determination, the reference rate will be the London interbank offered rate (British Banker’s Association) for deposits in U.S. dollars for a period of three months commencing as of such date of determination (“3-Month USD LIBOR”), which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the calculation agent), as of 11:00 a.m., London time, as of such date of determination, plus 3.00%. The reference rate is calculated per annum, on a 30/360 day count basis. The 3-Month USD LIBOR for a calendar day which is not a London Business Day shall be deemed to be the 3-Month USD LIBOR, as applicable, as of the previous day that was a London Business Day.

If the 3-Month USD LIBOR cannot be determined as described above as of any date of determination, the 3-Month USD LIBOR for such date of determination will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (the “Reference Banks”) at approximately 11:00 a.m., London time to prime banks in the London interbank market for a period of three months commencing as of such date of determination in a representative amount. The calculation agent will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two of those quotations are provided, the 3-Month USD LIBOR for that date of determination will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the 3-Month USD LIBOR for such date of determination will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the calculation agent, at approximately 11:00 a.m., New York City time, as of such date of determination for loans in U.S. dollars to leading European banks for a period of three months commencing as such date of determination and in a representative amount. If fewer than two banks selected by the calculation agent are quoting as described above, the 3-Month USD LIBOR for that such date of determination will be determined by the calculation agent in a commercially reasonable manner and in its sole and absolute discretion.

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“London Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the city of London, England are authorized or obligated by law or executive order to be closed.

Calculation Agent

HSBC Bank USA, National Association will act as calculation agent with respect to the notes.

INVESTOR SUITABILITY

The notes may be suitable for you if:

♦  You believe the index level will not be below the coupon trigger level on any valuation date during the term of the notes and will not be below the contingent protection level on the final valuation date.

♦  You are willing to invest in notes that will be automatically redeemed at par if, on any valuation date, the index level is greater than or equal to the index starting level.

♦  You are willing to make an investment that is exposed to the full downside performance risk of the reference asset in the event that the notes are not redeemed prior to the maturity date and the index ending level is less than the contingent protection level.

♦  You are willing to forego dividends paid on the stocks included in the reference asset.

♦  You do not seek current income from this investment.

♦  You are willing to hold the notes to maturity.

♦  You do not seek an investment for which there is an active secondary market.

The notes may not be suitable for you if:

♦  You believe the index level will be below the coupon trigger level on any valuation date during the term of the notes or below the contingent protection level on the final valuation date.

♦  You are unwilling to make an investment that is exposed to the full downside performance risk of the reference asset in the event that the notes are not redeemed prior to the maturity date and the index ending level is less than the contingent protection level.

♦  You are unwilling to make an investment in notes that will be redeemed in the event that the index level is greater than or equal to the index starting level on any valuation date.

♦  You seek an investment that is exposed to the full potential appreciation of the reference asset, without an auto redemption feature.

♦  You prefer to receive the dividends paid on any stocks included in the reference asset.

♦  You seek current income from this investment.

♦  You are unable or unwilling to hold the notes to maturity.

♦  You seek an investment for which there will be an active secondary market.

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Risk Factors

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the reference asset or the constituents comprising the reference asset. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Principal Protected and You May Lose Some or All of Your Investment.

The notes are not principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount if your notes have not been redeemed early pursuant to the auto redemption feature and the index ending level is less than the contingent protection level. If your notes have not been redeemed early pursuant to the auto redemption feature, your payment at maturity for each note you hold will depend on the performance of the reference asset on the final valuation date such that if the index ending level is below the contingent protection level, you will lose 1% of the original principal amount for each percentage point that the index ending level is below the contingent protection level. Accordingly, you may lose up to the entire principal amount of your notes.

We cannot predict the index ending level on the final valuation date or the index level on any valuation date.

Your Gain on the Notes, if any, May Not Reflect the Full Performance of the Reference Asset.

You will not participate in any positive performance of the reference asset. If the index level is greater than the index starting level as of any valuation date, the amount payable to you on the applicable payment date will not reflect any positive performance of the reference asset.

Under no circumstances will your return exceed the excess of the aggregate of any coupon payments over the principal amount of your notes. Therefore, you will not have the benefit of full exposure to the positive performance of the reference asset if the index return is positive.

The Method of Determining the Amount Payable on any Payment Date does not Take into Account Changes in the Index Level between Valuation Dates.

The determination of any amount payable on any payment date will not reflect changes in the index level prior to the corresponding valuation date. The calculation agent will determine the amount payable on a payment date solely based upon the index level as of the immediately preceding valuation date. As a result, investors may not receive the contingent coupon on a payment date even if the index level was greater than or equal to the coupon trigger level prior to the relevant valuation date if the index level subsequently decreases below the coupon trigger level by such valuation date.

The Notes are Subject to an Automatic Early Redemption Feature.

The notes will be subject to early redemption on each payment date if the index level on the relevant valuation date (including the final valuation date) is greater than or equal to the index starting level. This means that the performance of the reference asset will determine whether the notes will be redeemed early and you receive the principal amount of your notes on any payment date. In the event that the notes are redeemed early, you will receive only the principal amount of your investment in the notes (in addition to the contingent coupon for such payment date). In this case, you will not have the opportunity to continue to accrue and receive coupon payments to the original maturity date of the notes.

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Reinvestment Risk.

If your notes are redeemed early pursuant to the auto redemption feature, the holding period over which you would possibly receive the contingent coupon could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable rate of return for a similar level of risk in the event that the notes are redeemed prior to the maturity date.

No Guarantee that You will Receive any Coupon Payments.

You are not guaranteed any coupon payments during the term of the notes. If, on any payment date, the notes have not been redeemed on any previous payment date and the index level is greater than or equal to its coupon trigger level on the valuation date immediately preceding such payment date, then, on such payment date, you will receive a coupon payment for each $1,000 principal amount of notes you hold equal to the contingent coupon. If the index level is less than its coupon trigger price on the valuation date immediately preceding such payment date, there will be no coupon payable to you on such payment date. In the event that the index level is less than the coupon trigger level on each valuation date during the term of the notes, you will not receive any coupon payments on the notes.

The Notes will not be Listed on any Securities Exchange or Quotation System.

HSBC Securities Inc. or an affiliate intends to offer to purchase the notes in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the notes.

The Notes do not Have a Trading History.

The notes do not have a trading history. As a consequence, investors should understand that no historical performance on the notes is available or may be inferred.
Historical Levels of 3-Month USD LIBOR do not Guarantee Future Levels.

Although the 3-Month USD LIBOR has a history, historical levels of the 3-Month USD LIBOR do not guarantee future levels of the 3-Month USD LIBOR and it is impossible to predict whether the levels of the 3-Month USD LIBOR will rise or fall during the term of the Notes.

Changes that Affect the Level of the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the publisher, sponsor or compiling authority for the reference asset (the “reference sponsor”) concerning additions, deletions and substitutions of the constituents included in the reference asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the reference asset may affect the level of the reference asset. The policies of the reference sponsor with respect to the calculation of the reference asset could also affect the level of the reference asset. The reference sponsor may discontinue or suspend calculation or dissemination of the reference asset. Any such actions could affect the value of the notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

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Uncertain Tax Treatment.

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in this free writing prospectus and “Certain U.S. Federal Income Tax Considerations - Certain Equity-Linked Notes - Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement.

Additional Risks Associated with an Investment Linked to the S&P 500® Index.

You Must Rely on Your Own Evaluation of the Merit of An Investment Linked to the S&P 500®Index

In the ordinary course of our business, we or any of our affiliates may from time to time express views on expected movements in the S&P 500® Index or stocks included in the S&P 500® Index. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have significantly different views than us or any of our affiliates. In connection with any purchase of the notes, investors should investigate the S&P 500® Index, and not rely on our views and those of any of our affiliates with respect to future price movements in the S&P 500® Index or the companies underlying the S&P 500® Index. Investors should make such investigation as they deem appropriate as to the merits of an investment in the notes linked to the S&P 500® Index.

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ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the reference asset relative to its index starting level. We cannot predict the index level on any valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical index starting level used in the illustrations below is not the actual index starting level. You should not take these examples as an indication or assurance of the expected performance of the reference asset. With respect to the notes, the return on your notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume that the index starting level is 1,500.00, the coupon trigger level is 80.00% of the index starting level, that the contingent protection level is 60.00% of the index starting level, that the contingent coupon is equal to (i) the principal amount of the notes multiplied by (ii) the applicable reference rate, and that the contingent coupon is calculated based on a period of 90 days on a 30/360 day count basis. Examples one through four also assume the notes are held to maturity and that the notes were not redeemed early on any payment date prior to the maturity date.

Example 1: The index ending level is greater than the index starting level on the final valuation date.

Reference Asset
Index Starting Level	1,500.00
Index Ending Level	1,600.00
Index Return	6.67%
Applicable 3-Month USD LIBOR Rate	4.00%
Cash Settlement Value	$1,000.00
Coupon Payment	$17.50
Total Payment at Maturity	$1,017.50

Here, the index return is 6.67%. Because the index ending level is greater than the index starting level on the final valuation date, the note will be redeemed pursuant to the auto redemption feature and you will receive the principal amount of the note (in addition to the contingent coupon). Therefore, each note would pay $1,017.50 on the maturity date. The payment at maturity is calculated as follows:

Payment at Maturity = Principal Amount + Contingent Coupon

Contingent Coupon = Principal Amount x (3-Month USD LIBOR + 3.00%, per annum, calculated on a 30/360 day count basis).

Contingent Coupon = $1,000 x (4.00% + 3.00%) x (90/360)

Contingent Coupon = $1,000 x 1.75%

Payment at Maturity = Principal Amount + [Principal Amount x (1.75%)]

= $1,000 + ($1,000 x 1.75%)

= $1,017.50
Example 1 shows that you will receive an amount equal to 100% of your principal amount (in addition to the contingent coupon) when the index ending level is greater than the index starting level as of the final valuation date. This means that you will not participate in the full performance of the reference asset over the term of the notes.

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Example 2: The index return is negative at maturity of the notes, but the index ending level is greater than the coupon trigger level.

Reference Asset
Index Starting Level	1,500.00
Index Ending Level	1,400.00
Index Return	-6.67%
Applicable 3-Month USD LIBOR Rate	5.00%
Cash Settlement Value	$1,000.00
Coupon Payment	$20.00
Total Payment at Maturity	$1,020.00

Here, the index return is -6.67%. Because the index return is negative, but the index ending level is greater than the coupon trigger level, the payment at maturity equals the principal amount of the note plus the contingent coupon, calculated as follows.

Payment at Maturity = Principal Amount + Contingent Coupon

Contingent Coupon = Principal Amount x (3-Month USD LIBOR + 3.00%, per annum, calculated on a 30/360 day count basis).

Contingent Coupon = $1,000 x (5.00% + 3.00%) x (90/360)

Contingent Coupon = $1,000 x 2.00%

Payment at Maturity = Principal Amount + [Principal Amount x (2.00%)]

= $1,000 + ($1,000 x 2.00%)

= $1,020.00

Example 2 shows if the index ending level is less than the index starting level but greater than or equal to the coupon trigger price and the notes are not redeemed early pursuant to the auto redemption feature, you will receive your entire principal amount and will also receive a coupon payment on the maturity date. In this case, because of the contingent protection feature, the notes provide a greater return than an investment directly linked to the performance of the reference asset.

Example 3: The index ending level is less than the coupon trigger level but greater than the contingent protection level at maturity of the notes.

Reference Asset
Index Starting Level	1,500.00
Index Ending Level	1,000.00
Index Return	-33.33%
Cash Settlement Value	$1,000

Here, the index return is -33.3%. Because the index ending level is less than the coupon trigger level but greater than the contingent protection level, the cash settlement value equals the principal amount of the note. Therefore, each note would pay $1,000.00 at maturity.

Example 3 shows that you will receive an amount equal to 100% of your principal amount when the index ending level is less than the coupon trigger level but greater than or equal to the contingent protection level and the note has not been redeemed early pursuant to the auto redemption feature. In this case, because of the contingent protection feature, the notes provide a greater return than an investment directly linked to the performance of the reference asset.

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Example 4: The index ending level is less than the contingent protection level at maturity of the notes.

Reference Asset
Index Starting Level	1,500.00
Index Ending Level	825.00
Index Return	-45.00%
Cash Settlement Value	$550

Here, the index return is -45.00%. Because the index ending level is less than the contingent protection level, you will lose 1.00% of your principal amount for each percentage point that the index return is less than zero. Therefore, each note would pay $550.00 at maturity.

Example 4 shows that if the index ending level is less than the contingent protection level, you will be fully exposed to the decline in the index level and you could lose some or all of your investment.

Example 5: The index level on the first valuation date is greater than the index starting level.

Reference Asset
Index Starting Level	1,500.00
Index Level on the first Valuation Date	1,725.00
Return of the Reference Asset as of the first Valuation Date	15.00%
Applicable 3-Month USD LIBOR Rate	5.00%
Coupon Payment	$20.00
Payment on first Payment Date	$1,020.00

Here, the return of the reference asset as of the first valuation date is 15.00%. Because the index level on the valuation date is greater than the index starting level, the note is redeemed on the corresponding payment date at an amount equal to the principal amount of the note. Therefore, each note would be redeemed pursuant to the auto redemption feature and you will receive $1,000.00 on the first payment date, in addition to the contingent coupon of $20. You will not receive any subsequent payments on the notes.

Example 5 shows that the notes will be redeemed early and you will receive an amount equal to 100% of your principal amount in addition to the contingent coupon when the index level on the any valuation date is greater than the index starting level. In this case, you will not participate in any positive performance of the reference asset and will not receive any subsequent coupon payments or the cash settlement value at maturity.

Example 6: The index level on the first valuation date is less than the index starting level but equal to the coupon trigger level.

Reference Asset
Index Starting Level	1,500.00
Index Level on the first Valuation Date	1,200.00
Return on the Index as of the first Valuation Date	-20.00%
Applicable 3-Month USD LIBOR Rate	3.00%
Payment on First Payment Date	$15.00

Here, the return on the index as of the first valuation date is -20.00%. Because the index level on the valuation date is less than the index starting level but equal to the coupon trigger level, you will receive a payment for each note equal to the contingent coupon on the first payment date, calculated as follows.

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Contingent Coupon = Principal Amount x (3-Month USD LIBOR + 3.00%, per annum, calculated on a 30/360 day count basis).

Contingent Coupon = $1,000 x (3.00% + 3.00%) x (90/360)

Contingent Coupon = $1,000 x (1.50%)

= $15.00

Example 6 shows that you will receive a coupon payment on a payment date if the index level on the immediately preceding valuation date is less than the index starting level but greater than or equal to the coupon trigger level.

Example 7: The index level on the first valuation date is less than the coupon trigger level.

Reference Asset
Index Starting Level	1,500.00
Index Level on the first Valuation Date	750.00
Return on the Index as of the first Valuation Date	-50.00%
Payment on First Payment Date	$0.00

Here, the return on the index as of the first valuation date is -50.00%. Because the index level on the valuation date is less than the coupon trigger level, you will not receive a coupon payment on the first payment date.

Example 7 shows that you will not receive a coupon payment on a payment date if the index level on the immediately preceding valuation date is less than the coupon trigger level.

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DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset, or any of the securities comprising the reference asset. All disclosures contained in this free writing prospectus regarding the reference asset, including its make-up, performance, method of calculation and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the reference asset or any constituent included in the reference asset contained in this free writing prospectus. You should make your own investigation into the reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The S&P 500® Index

We have derived all information relating to the S&P 500® Index (the “SPX”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX.

The SPX is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 10, 2008, 421 companies, or 84.20% of the constituents in the SPX, traded on the New York Stock Exchange (the “NYSE”) and 79 companies, or 15.80% of the constituents in the SPX, traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of September 10, 2008, indicated in parenthesis: Industrials (55), Utilities (31), Telecommunication Services (9), Materials (30), Information Technology (71), Energy (39), Consumer Staples (41), Consumer Discretionary (82), Health Care (53) and Financials (87). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Professional® service under the symbol “SPX” and on S&P website (http://www.spglobal.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

S&P currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all component stocks as of that time are aggregated;

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(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v) the current aggregate market value of all component stocks is divided by the base value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the SPX.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by S&P of particular component stocks in the SPX, and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X New Market Value = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an SPX component’s market value.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in notes generally or in the S&P 500® particularly or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to HSBC (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P without regard to HSBC or the notes. S&P has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

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STANDARD AND POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500®, OR ANY DATA INCLUDED THEREIN AND STANDARD AND POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD AND POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® OR ANY DATA INCLUDED THEREIN. STANDARD AND POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD AND POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®”, “S&P 500®”, “STANDARD & POOR'S 500”, AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. THE FOREGOING MARKS HAVE BEEN LICENSED FOR USE BY HSBC USA INC. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S AND STANDARD & POOR'S MAKES NO REPRESENTATION, WARRANTY, OR CONDITION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

Historical Performance of the SPX

The following table sets forth the quarterly high and low intra-day levels, as well as end-of-quarter closing levels, of the SPX for each quarter in the period from January 1, 2005 through June 30, 2008 and for the period from July 1, 2008 through September 11, 2008. The closing level of the SPX on September 11, 2008 was 1249.05. We obtained the data in the following table from Bloomberg Professional® service, without independent verification by us. Historical prices of the SPX should not be taken as an indication of future performance, and no assurance can be given that the level of the SPX will increase relative to the index starting level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Last
March 31, 2005	1,229.11	1,163.69	1,180.59
June 30, 2005	1,219.59	1,136.15	1,191.33
September 30, 2005	1,245.86	1,183.55	1,228.81
December 30, 2005	1,275.80	1,168.20	1,248.29
March 31, 2006	1,310.88	1,245.74	1,294.83
June 30, 2006	1,326.70	1,219.29	1,270.20
September 30, 2006	1,340.28	1,224.54	1,335.85
December 31, 2006	1,431.81	1,327.10	1,418.30
March 30, 2007	1,461.57	1,363.98	1,420.86
June 29, 2007	1,540.56	1,416.37	1,503.35
September 30, 2007	1,555.90	1,370.60	1,526.75
December 31, 2007	1,576.09	1,406.10	1,468.36
March 31, 2008	1,471.77	1,256.98	1,322.70
June 30, 2008	1,440.24	1,272.00	1,280.00
July 1, 2008 through September 11, 2008	1313.15	1200.44	1249.05

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Certain U.S. Federal Income Tax Considerations

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspect of the tax treatment of the notes are uncertain. Under one approach, each note should be treated for federal income tax purposes as a put option written by you (the “Put Option”) that would permit us to “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (as defined below) and the amount of cash received by you on the note at maturity) and a deposit with us of cash to secure your potential obligation under the Put Option (the “Deposit”), as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations - Certain Equity-Linked Notes - Certain Notes Treated as a Put Option and a Deposit.” We intend to treat the notes consistent with this approach and, pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes.

We intend to treat the Deposit as accruing original issue discount (“OID”) at our comparable yield, which we have determined to be 3.80%, treated as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations - Original Issue Discount.” To the extent that any coupon is actually paid, the coupon payment would be treated as a nontaxable payment of OID to the extent previously accrued but unpaid on a note, and any additional amount would be treated as Put Premium.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, all coupon payments on the notes could be taxable as ordinary income or the notes could be treated as “contingent payment debt instruments” for U.S. federal income tax purposes (or subject to analogous treatment). See “Certain U.S. Federal Income Tax Considerations - Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the notes) should be required to report income during the term of the note or contract under a mark-to-market, accrual or other method, and whether income and gain on such a note or contract should be ordinary or capital. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the notes prior to the receipt of payments under the notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the notes as ordinary income (including gain on a sale). It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

Other characterizations and treatments of the notes are possible. Prospective investors in the notes should consult their tax advisors as to the tax consequences to them of purchasing notes, including any alternative characterizations and treatments.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” in the prospectus supplement.

DISCONTINUANCE OR MODIFICATION OF THE REFERENCE ASSET

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the reference asset on any day on which the reference asset is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If the reference asset is discontinued or if the reference sponsor fails to publish the reference asset and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the reference asset level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the reference asset or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the reference asset or a successor index, or the level thereof, is changed in a material respect, or if the reference asset or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of the reference asset or successor index does not fairly represent the level of the reference asset or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the value that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the reference asset or a successor index is modified so that the level of the reference asset or successor index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the reference asset or successor index in order to arrive at a level of the reference asset or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the reference asset may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means, with respect to SPX, Standard & Poor’s, a division of The McGraw Hill Companies, Inc.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Summary-Payment at Maturity” on page FWP-2 of this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists with respect to the reference asset on that scheduled trading day, then the final valuation date for the reference asset will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $[●] Auto-Callable Contingent Coupon Notes Linked to the S&P 500® Index September 12, 2008 FREE WRITING PROSPECTUS

TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-2
Investor Suitability	FWP-5
Risk Factors	FWP-6
Illustrative Examples	FWP-9
Description of the Reference Asset	FWP-13
Certain U.S. Federal Income Tax Considerations	FWP-16
Certain ERISA Considerations	FWP-17
Discontinuance or Modification of the Reference Asset	FWP-17
Events of Default and Acceleration	FWP-17
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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